Exhibit 3.3

ARTICLES OF INCORPORATION

OF

PEAKSTONE REALTY TRUST, INC.

THIS IS TO CERTIFY THAT:

ARTICLE I

INCORPORATOR

The undersigned, Emily Higgs, whose address is c/o Miles & Stockbridge P.C., 100 Light Street, Baltimore, Maryland 21202, being at least eighteen years of age, by these Articles of Incorporation and those certain Articles of Conversion, dated as of the date hereof, does hereby convert Peakstone Realty Trust, a real estate investment trust formed under the laws of the State of Maryland, into a corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation is Peakstone Realty Trust, Inc. (the “Corporation”). The Board of Directors of the Corporation (the “Board of Directors”) may cause the Corporation to use any other designation or name for the Corporation.

ARTICLE III

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in effect, including, without limitation or obligation, engaging in business as a real estate investment trust within the meaning of Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”). The Corporation shall have all of the powers granted to corporations by the MGCL and all other powers that are not inconsistent with applicable law and are appropriate to promote and attain the purposes set forth in this charter (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Charter”).

ARTICLE IV

RESIDENT AGENT AND PRINCIPAL OFFICE

The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, whose post office address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The street address of the principal office of the Corporation in the State of Maryland is 7 St. Paul Street, Suite 820, Baltimore, Maryland, 21202. The Corporation may have such offices or places of business within or outside the State of Maryland as the Board of Directors may from time to time determine.

ARTICLE V

DEFINITIONS

For purposes of the Charter, the following terms shall have the following meanings:

“Board of Directors” has the meaning set forth in Article II.

“Bylaws” means those certain bylaws of the Corporation, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Baltimore, Maryland or New York City are authorized or required by law, regulation or executive order to close.

“Capital Gains Amount” has the meaning set forth in Section 6.4.2.7.

“Charter” has the meaning set forth in Article III.

“Code” has the meaning set forth in Article III.

“Common Stock” has the meaning set forth in Section 6.1.

“Corporation” has the meaning set forth in Article II.

“Director” means a member of the Board of Directors.

“Dividend Payment Date” has the meaning set forth in Section 6.4.2.1.

“Dividend Record Date” has the meaning set forth in Section 6.4.2.1.

“Excess Stock” has the meaning set forth in Section 6.1.

“Initial Issue Date” has the meaning set forth in Section 6.4.2.1.

“Liquidation Event” has the meaning set forth in Section 6.4.3.6.

“Liquidation Preference” has the meaning set forth in Section 6.4.2.1.

“MGCL” means the Maryland General Corporation Law, as amended from time to time.

“Person” means an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for, or to be used exclusively for, the purposes described in Section 642(c) of the Code, association, private foundation, within the meaning of Section 509(a) of the Code, joint stock company or other entity; provided, however, solely with respect to the use of the term “Person” in Article IX, the term “Person” shall not include an underwriter that participates in a public offering of stock for a period of 90 days following purchase by such underwriter of such stock, provided ownership by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code and would not otherwise result in the Corporation failing to qualify as a REIT.

“Preferred Stock” has the meaning set forth in Section 6.1.

“Redemption Date” has the meaning set forth in Section 6.4.4.1.

“Redemption Price” has the meaning set forth in Section 6.4.4.1.

“REIT” means a “real estate investment trust” as defined under Section 856 of the Code.

“Securities Law” has the meaning set forth in Section 6.4.9.

“Series A Preferred Stock” has the meaning set forth in Section 6.1.

“Stockholder” means a Person who is a record holder of any Stock.

“Stock” has the meaning set forth in Section 6.1.

“Total Dividends” has the meaning set forth in Section 6.4.2.7.

ARTICLE VI

CAPITALIZATION

Section 6.1      Authorized Stock. The Corporation has authority to issue 2,000,250 shares of stock (“Stock”), of which 1,000,000 are classified as common stock, par value $0.001 per share (“Common Stock”), 125 are classified as 12.0% Series A Redeemable Cumulative Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), and 1,000,125 are classified as Excess Stock, par value $0.001 per share (“Excess Stock”). The Stock has an aggregate par value of $2,000.25. The Board of Directors, without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Stock or the number of Stock of any class or series that the Corporation has authority to issue. The Board of Directors may classify or reclassify any unissued Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Stock, including, but not limited to, that the Board of Directors may classify any unissued Stock as preferred shares of stock (“Preferred Stock”) and reclassify any previously classified but unissued shares of Preferred Stock of any classes or series from time to time into one or more classes or series of Stock.

Section 6.2        Authorization of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into Stock of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Directors may deem advisable (or without consideration in the case of a Stock split or Stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 6.3       Common Stock.

Section 6.3.1       Common Stock Subject to Terms of Preferred Stock. The Common Stock shall be subject to the express terms of any series of Preferred Stock.

Section 6.3.2      Voting Rights. Each Stockholder shall be entitled to one vote for each share of Common Stock held by such Stockholder on all matters on which holders of Common Stock are entitled to vote. Except as may be provided otherwise herein, and subject to the express terms of any series of Preferred Stock, the holders of Common Stock shall have the exclusive right to vote on all matters (as to which a holder of Common Stock shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

Section 6.3.3    Distribution Upon Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the preferential rights of any series of Preferred Stock having a preference over the Common Stock upon liquidation, dissolution or winding up, the net assets of the Corporation available for distribution to the holders of Common Stock shall be distributed pro rata to such Stockholders in proportion to the number of Common Stock held by each of them.

Section 6.4       12.0% Series A Redeemable Cumulative Preferred Stock.

Section 6.4.1      Rank. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all equity securities issued by the Corporation, including without limitation, all classes or series of Common Stock of the Corporation. The term “equity securities” shall not include convertible debt securities.

Section 6.4.2      Dividends.

Section 6.4.2.1  The record holders of the then outstanding Series A Preferred Stock shall be entitled to receive cumulative preferential cash dividends, when and as authorized by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends, at the rate of 12.0% per annum of the total of (i) the $1,000 liquidation preference (the “Liquidation Preference”) plus (ii) all accumulated and unpaid dividends thereon that are in arrears. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Stock are issued, such issue date to be contemporaneous with the first receipt by the Corporation of subscription funds for the Series A Preferred Stock (the “Initial Issue Date”), and shall be payable annually in arrears on June 30 of each year (each, a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding Business Day or the following Business Day with the same force and effect as if paid on such Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any partial Dividend Period (as defined below) will be computed on the basis of a 360-day year consisting of twelve 30-day months. The term “Dividend Period” shall mean, with respect to the first “Dividend Period,” the period from and including the Initial Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “Dividend Period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends shall be paid to holders of record of the Series A Preferred Stock as their names appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Dividends in respect of any past Dividend Periods that are in arrears may be authorized and paid at any time to holders of record on the Dividend Record Date related to each such Dividend Period. Any dividend payment made on the Series A Preferred Stock shall be credited first against the earliest accrued but unpaid dividend due that remains payable.

Section 6.4.2.2  No dividends on the Series A Preferred Stock shall be authorized by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

Section 6.4.2.3  Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 6.4.2.2 hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared. Dividends will be authorized and paid when due in all events to the fullest extent permitted by law and, if revaluation of the Corporation or its assets would permit payment of dividends that would otherwise be prohibited, then such revaluation shall be done. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

Section 6.4.2.4  Except as provided in Section 6.4.2.5, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no dividends (other than in shares of Common Stock or other shares of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Common Stock, or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on the Series A Preferred Stock shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares that remains payable.

Section 6.4.2.5  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock, all dividends authorized upon the Series A Preferred Stock shall be authorized pro rata.

Section 6.4.2.6  Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares in excess of the full cumulative dividends on the Series A Preferred Stock as described above.

Section 6.4.2.7  If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 856 of the Code) any portion (the “Capital Gains Amount”) of the dividends paid or made available for the year to holders of all classes of stock (the “Total Dividends”), then the Capital Gains Amount allocable to holders of the Series A Preferred Stock shall be the amount that the total dividends paid or made available to the holders of the Series A Preferred Stock for the year bears to the Total Dividends.

Section 6.4.3    Liquidation Preference.

Section 6.4.3.1  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders a distribution in cash in the amount of the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights.

Section 6.4.3.2  In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all dividends accrued and unpaid on all outstanding Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be entitled.

Section 6.4.3.3  After payment of the full amount of liquidating distributions to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

Section 6.4.3.4  Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given to each record holder of the Series A Preferred Stock.

Section 6.4.3.5  Neither the consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.4.3.

Section 6.4.3.6  The Board of Directors, in its sole discretion, may elect not to pay the holders of the Series A Preferred Stock the sums due pursuant to Section 6.4.3.1 above immediately upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation Event”) but instead choose to first distribute such amounts as may be due to the holders of the Common Stock (other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock) hereunder. If the Board of Directors elects to exercise this option pursuant to this section, the Board of Directors shall first establish a reserve in an amount equal to 200% of all amounts owed to holders of the Series A Preferred Stock pursuant to the Charter. In the event that the Corporation elects to establish a reserve for payment of the Liquidation Preference, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on the Common Stock.

Section 6.4.4       Redemption.

Section 6.4.4.1    Right of Optional Redemption. The Corporation, at its option and upon written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time (the “Redemption Date”), for cash at a redemption price of $1,000 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 6.4.4.3 below) (the “Redemption Price”). If less than all of the outstanding Series A Preferred Stock are to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

Section 6.4.4.2   Limitations on Redemption. Unless full cumulative dividends on all of the Series A Preferred Stock have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series A Preferred Stock shall be redeemed unless all outstanding Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any of the Series A Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock or any such purchase or acquisition made in order to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes.

Section 6.4.4.3    Rights to Dividends on Shares Called for Redemption. Immediately prior to any redemption of the Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the Redemption Date, unless a Redemption Date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of the Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

Section 6.4.4.4    Procedures for Redemption.

Section 6.4.4.4.1  Notice of redemption will be given by the Corporation, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed. No failure to give such notice or any defect thereof or in the sending thereof shall affect the validity of the proceedings for the redemption of any of the Series A Preferred Stock except as to the holder to whom notice was defective or not given.

Section 6.4.4.4.2  In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of Series A Preferred Stock to be redeemed; (iv) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice sent to such holder shall also specify the number of Series A Preferred Stock held by such holder to be redeemed.

Section 6.4.4.4.3  If notice of redemption of any of the Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any of the Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such Series A Preferred Stock, such Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. Holders of the Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for the Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price plus any accrued and unpaid dividends payable upon such redemption. In case fewer than all of the Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Stock without cost to the holder thereof.

Section 6.4.4.4.4  The deposit of funds with a bank or trust company for the purpose of redeeming the Series A Preferred Stock shall be irrevocable except that:

Section 6.4.4.4.4.1  The Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holder of any shares redeemed shall have no claim to such interest or other earnings; and

Section 6.4.4.4.4.2  Any balance of money so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be paid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

Section 6.4.4.5  Legally Available Funds. No Series A Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

Section 6.4.4.6  Status of Redeemed Shares. Any Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation.

Section 6.4.5  Voting Rights. Except (i) as provided in this Section or (ii) where a vote by class is required by law, the holders of the Series A Preferred Stock shall not be entitled to vote on any matter submitted to stockholders for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Stock (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Corporation), voting as a separate class, shall be required for (A) authorization or issuance of any security senior to or on a parity with the Series A Preferred Stock, (B) any amendment to the Charter that has a material adverse effect on the rights and preferences of the Series A Preferred Stock or (C) any reclassification of the Series A Preferred Stock.

 Section 6.4.6  Dissenters’ Rights. Holders of the Series A Preferred Stock shall have dissenters’ rights to the extent granted under the MGCL with respect to any amendment to the Charter that materially and adversely affects the holders’ rights in respect to the Series A Preferred Stock.

Section 6.4.7  Conversion. The Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

Section 6.4.8  Notice. All notices to be given to the holders of the Series A Preferred Stock shall be given by (i) mail, postage prepaid, (ii) overnight delivery courier service, (iii) facsimile transmission, (iv) electronic mail or (v) personal delivery, to the holders of record, addressed to the address or sent to the facsimile number shown by the records of the Corporation.

Section 6.4.9   Restriction on Ownership and Transfer. Subject to the restrictions on transfer set forth in Article IX of this Charter, a Stockholder may transfer all or part of its Stock in the Corporation at any time, provided that any purported transfer that, if effective, would result in the violation of any applicable federal, state or foreign law regulating the registration or transfer of securities (including, without limitation, the Securities Act of 1933, as amended) or any rule, regulation or decision thereunder (“Securities Law”) or in respect thereof, shall be void ab initio as to the transfer of such Stock that would cause such violation, and the intended transferee shall acquire no rights in such Stock.

Section 6.5       Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Stock or as may otherwise be provided by a contract approved by the Board of Directors, no holder of Stock shall, as such holder, have any preemptive or other right to purchase or subscribe for any additional Stock of the Corporation or any other security of the Corporation that the Corporation may issue or sell.

Section 6.6      Registered Owner. The Corporation shall be entitled to treat the person in whose name any of its Stock are registered in the Corporation’s stock records as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Stock on the part of any other person, whether or not the Corporation shall have notice thereof, except as provided by applicable law.

Section 6.7      Charter and Bylaws. All Persons who shall acquire Stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws, as each is in effect from time to time.

Section 6.8      Distributions. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other distributions, in cash or other assets of the Corporation or in Stock, including in Stock of one class payable to holders of Stock of another class. Until the Board of Directors determines that it is no longer in the best interest of the Corporation to qualify as a REIT under the Code, the Board of Directors shall authorize dividends to the extent necessary to preserve the status of the Corporation as a REIT under the Code. The exercise of the powers and rights of the Board of Directors pursuant to this Section shall be subject to the provisions of any class or series of Stock at the time outstanding.

Section 6.9      Extraordinary Actions. Except as otherwise specifically provided in the Charter, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Stock entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 6.10    Issuance of Stock Without Certificates. The Stock shall be uncertificated unless the Board of Directors authorizes the issuance of Stock with certificates. The Corporation shall continue to treat the holder of uncertificated Stock registered on its stock ledger as the owner of the Stock noted therein until the new owner delivers a properly executed form provided by the Corporation for that purpose.

Section 6.11      Action By Stockholders without a Meeting.

Section 6.11.1  Any action of the Stockholders (other than holders of Common Stock entitled to vote generally in the election of directors) required or permitted to be taken at any meeting of the Stockholders may be taken without a meeting and with less than unanimous consent by providing a consent in writing or by electronic transmission of the Stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the Stockholders at which all of the Stockholders entitled to vote on the action were present and voted and notice thereof is given by the Corporation to each Stockholder not later than 10 days after the effective time of such action.

Section 6.11.2  Any action of the holders of Common Stock entitled to vote generally in the election of directors required or permitted to be taken at any meeting of the Stockholders may be taken without a meeting and with less than unanimous consent by providing a consent in writing or by electronic transmission of the Stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of the Stockholders at which all of the Stockholders entitled to vote on the action were present and voted and notice thereof is given by the Corporation not later than 10 days after the effective time of such action to each holder of Common Stock and to each other Stockholder who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.

ARTICLE VII

BOARD OF DIRECTORS

Section 7.1       Number of Directors. The number of Directors shall be three, which number may be increased or decreased pursuant to the Bylaws but shall never be less than the minimum number required by applicable law. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term, except as may otherwise be provided in the terms of any Preferred Stock. The names of each of the Directors who shall serve on the Board of Directors until the next annual meeting of the Stockholders and until his or her successor is duly elected and qualifies, subject to the filling of vacancies or an increase in the number of Directors prior to the next annual meeting of the Stockholders, are:

Ethan Han

Gautam Huded

Priyank Taneja

Section 7.2     Qualification as a REIT under the Code. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT under the Code; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT under the Code, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on ownership and transfers of Stock is no longer required for qualification as a REIT under the Code. The determination by the Board of Directors that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT under the Code shall require the concurrence of two-thirds of the Board of Directors.

Section 7.3       Determinations by the Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of Stock: (a) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Stock or the payment of other distributions on Stock, (b) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any Stock; (e) any interpretation or resolutions of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any Stock of any class or series) or of the Bylaws; (f) the number of Stock of any class or series; (g) any matter relating to the acquisition, holding, and disposition of any assets by the Corporation; (h) any interpretation of the terms and conditions of one or more agreements with any Person; or (i) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 7.4      Voting. The action of a majority of all of the Directors present at a meeting of the Board of Directors at which a quorum is present shall be the action of the Board of Directors, subject to any greater voting requirements set forth in the Charter or in the Bylaws.

Section 7.5       Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of Stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of Directors.

Section 7.6       Rights of Objecting Stockholders. Holders of Stock shall not be entitled to exercise any rights of an objecting Stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board of Directors shall determine that such rights shall apply, with respect to all or any classes or series of Stock, to a particular transaction or all transactions occurring after the date of such approval in connection with which holders of such Stock would otherwise be entitled to exercise such rights.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

Section 8.1       Limitation on Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no Director or officer of the Corporation shall be liable to the Corporation or the Stockholders for money damages. No amendment or repeal of this Section 8.1, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 8.1, shall apply to or affect in any respect the applicability of this Section 8.1 with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 8.2       Limitation on Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a Stockholder.

Section 8.3     Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director, trustee or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Director or officer of the Corporation and, at the request of the Corporation, serves or has served as a director, officer, manager, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. Any person seeking indemnification under this Section 8.3 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise. No amendment or repeal of this Section 8.3, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 8.3, shall apply to or affect in any respect the applicability of this Section 8.3 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 8.4       Transactions Between the Corporation and its Directors, Officers, Employees, and Agents. Subject to any express restrictions in the Charter or adopted by the Board of Directors in the Bylaws or by resolution, the Corporation may enter into any contract or transaction of any kind with any Person, including any Director, officer, employee or agent of the Corporation or any Person affiliated with a Director, officer, employee or agent of the Corporation, whether or not any of them has a financial interest in such transaction.

ARTICLE IX

RESTRICTION ON TRANSFER AND OWNERSHIP OF STOCK

Section 9.1       Definitions. For purposes of this Article IX, the following terms shall have the respective meanings set forth below:

“Beneficial Ownership,” when used with respect to ownership of Equity Interests by any Person, means ownership of Equity Interests that are directly or indirectly owned by such Person for purposes of Section 542(a)(2) of the Code taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code; provided, however, that in determining the amount of Equity Interests Beneficially Owned by a Person, no Equity Interests shall be counted more than once. The terms “Beneficial Owner,” “Beneficially Owns,” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” means, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Board of Directors as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 9.4.4 of this Article IX.

“Constructive Ownership” means ownership of Equity Interests by a Person who is or would be treated as a direct or indirect owner of such Equity Interests through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns,” and “Constructively Owned” shall have correlative meanings.

“Equity Interests” means Stock (other than Excess Stock) in the Corporation. The use of the term “Equity Interests” or any term defined by reference to the term “Equity Interests” shall refer to all Stock in the Corporation or a particular class or series of Stock in the Corporation that is appropriate under the context.

“Equity Transfer” (as a noun) means any sale, transfer, gift, assignment, devise or other disposition of Equity Interests (or of Beneficial Ownership of Equity Interests), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Equity Transfer” (as a verb) shall have the correlative meaning.

“Excepted Holder” means a Stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 9.5.1.

“Excepted Holder Limit” means the ownership limit with respect to Equity Interests established by the Board of Directors for an Excepted Holder pursuant to Section 9.5, provided that such Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 9.5.

“IK” means a Person who is intended to qualify as an “independent contractor” within the meaning of Section 856(d)(3) of the Code with respect to the Corporation.

“Individual” means an “individual” within the meaning of Code Section 542(a)(2), but not including a qualified trust subject to the look through rule of Code Section 856(h)(3)(A)(i).

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Market Price” of any Equity Interests on any date means the last price per share of stock for the class or series of such Equity Interests, determined in accordance with the most recent valuation of the Corporation’s assets approved by the Board of Directors.

“Non-Transfer Event” means an event or other change in circumstances other than a purported Equity Transfer that (i) would cause any Person to Beneficially Own or Constructively Own a greater amount of Equity Interests in the Corporation or a direct or indirect interest in a tenant or IK of the Corporation than such Person Beneficially Owned or Constructively Owned immediately prior to such event or (ii) would cause the Corporation to otherwise fail to qualify as a REIT. Non-Transfer Events include, but are not limited to, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition directly or indirectly of Equity Interests or interests in a tenant or IK (or of Beneficial Ownership or Constructive Ownership of Equity Interests or interests in a tenant or IK ) or (ii) the sale, transfer, assignment or other disposition of direct or indirect interests in any Person or of any securities or rights convertible into or exchangeable for Equity Interests or interests in a tenant or IK or for interests in any Person that directly or indirectly results in changes in Beneficial Ownership or Constructive Ownership of Equity Interests or interests in a tenant or IK.

“One Hundred Holders Date” means the first date upon which Equity Interests were beneficially owned by 100 or more Persons within the meaning of Code Section 856(a)(5) without regard to Code Section 856(h)(2).

“Ownership Limit” means, with respect to each class or series of Equity Interests, 9.9% of the interests of such class or series of Equity Interests outstanding at any time.

“Permitted Transferee” means any Person designated as a Permitted Transferee in accordance with the provisions of Section 9.4.8.

“Prohibited Owner” means, with respect to any purported Equity Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to Equity Interests by the provisions of Section 9.4.1.

“Restriction Termination Date” means the date on which the Board of Directors determines that it is no longer in the best interest of the Corporation to qualify as a REIT.

“Subsidiary” or “Subsidiaries” means any Person that is wholly-owned or majority owned, directly or indirectly, by the Corporation.

“Trust” means any trust created and administered in accordance with the terms of Section 9.4 for the exclusive benefit of any Beneficiary.

“Trustee” means any Person unaffiliated with both the Corporation and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Interests that would have been owned of record by the Prohibited Owner), designated by the Board of Directors to act as manager of any Trust, or any successor trustee thereof.

Section 9.2       Restriction on Ownership and Equity Transfer.

Section 9.2.1  Except as provided in Section 9.5.1, until the Restriction Termination Date, (i) no Person, other than an Excepted Holder, shall Beneficially Own Equity Interests that would cause an Individual to Beneficially Own Equity Interests in excess of the Ownership Limit and (ii) no Excepted Holder shall Beneficially Own Equity Interests in excess of the Excepted Holder Limit for such Excepted Holder. Any purported Equity Transfer that, if effective, would result in (y) any Person, other than an Excepted Holder, Beneficially Owning Equity Interests that would cause an Individual to Beneficially Own Equity Interests in excess of the Ownership Limit or (z) any Excepted Holder Beneficially Owning Equity Interests in excess of the Excepted Holder Limit, shall be void ab initio as to the Equity Transfer of that amount of Equity Interests that would be otherwise Beneficially Owned by such Person and/or Excepted Holder in excess of the Ownership Limit and/or Excepted Holder Limit established for such Excepted Holder by the Board of Directors pursuant to Section 9.5.1, and the intended transferee shall acquire no rights in such Equity Interests.

Section 9.2.2  Except as provided in Section 9.5.2, until the Restriction Termination Date, any purported Equity Transfer that, if effective, would prevent any income of the Corporation that would otherwise so qualify from qualifying as “rents from real property” for purposes of Code Section 856(d) shall be void ab initio as to the Equity Transfer of that amount of Equity Interests that would prevent such income from so qualifying, and the intended transferee shall acquire no rights in such Equity Interests.

Section 9.2.3  Until the Restriction Termination Date, any purported Equity Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Equity Transfer of that amount of Equity Interests that would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in such Equity Interests.

Section 9.2.4  From the One Hundred Holders Date until the Restriction Termination Date, any purported Equity Transfer that, if effective, would result in all classes or series of Equity Interests being beneficially owned by fewer than 100 Persons for purposes of Section 856(a)(5) of the Code shall be void ab initio and the intended transferee shall acquire no rights in such Equity Interests.

Section 9.2.5  Until the Restriction Termination Date, any purported Equity Transfer that, if effective, would cause the Corporation to fail to qualify as a REIT, other than as provided in the other paragraphs of this Section 9.2, shall be void ab initio as to the Equity Transfer of that amount of Equity Interests that would cause the Corporation to fail to qualify as a REIT, and the intended transferee shall acquire no rights in such Equity Interests.

Section 9.2.6  From the date of formation of the Corporation, any purported Equity Transfer that, if effective, would result in the violation of any Securities Law shall be void ab initio as to the Equity Transfer of those Equity Interests that would cause such violation, and the intended transferee shall acquire no rights in such Equity Interests.

Section 9.3      Owners Required to Provide Information. Until the Restriction Termination Date, each Person who is a Beneficial Owner of Equity Interests and each Person (including the holder of record) who is holding Equity Interests for a Beneficial Owner shall, within 30 days of receiving a written request from the Corporation therefor, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner, the amount of Equity Interests Beneficially Owned by such Beneficial Owner, a description of how such Equity Interests are held, and such other information as the Corporation may request in order to determine the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit and other applicable laws, as determined by the Board of Directors. The obligation to provide information to the Corporation under this Section 9.3 shall survive after the Restriction Termination Date with respect to the entire period described in the first sentence of this Section 9.3.

Section 9.4       Excess Stock.

Section 9.4.1    Conversion Into Excess Stock.

Section 9.4.1.1  If, notwithstanding the other provisions contained in this Charter, prior to the Restriction Termination Date, there is a purported Equity Transfer or Non-Transfer Event such that (A) any Person, other than an Excepted Holder, would Beneficially Own Equity Interests that would cause an Individual to Beneficially Own Equity Interests in excess of the Ownership Limit or (B) any Person that is an Excepted Holder would Beneficially Own Equity Interests in excess of the applicable Excepted Holder Limit, then (X) except as otherwise provided in Section 9.5, the purported transferee or resulting holder owning Equity Interests in excess of the Ownership Limit or Excepted Holder Limit shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Interests Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such amount of Equity Interests the ownership of which by the purported transferee or record holder would cause (1) any Individual (other than an Excepted Holder) to Beneficially Own Equity Interests in excess of the Ownership Limit or (2) an Excepted Holder to Beneficially Own Equity Interests in excess of the applicable Excepted Holder Limit, as the case may be, (Y) such amount of Equity Interests in excess of the Ownership Limit or the Excepted Holder Limit, as the case may be, shall be automatically converted into an equal amount of Excess Stock and transferred to a Trust in accordance with Section 9.4.4, and (Z) the Prohibited Owner shall submit the Equity Interests (including the certificates representing such amount of Equity Interests, if any) to the Corporation, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Equity Transfer or Non-Transfer Event, as the case may be, even though the certificates representing the Equity Interests so converted, if any, may be submitted to the Corporation at a later date.

Section 9.4.1.2  If, notwithstanding the other provisions contained in this Charter, prior to the Restriction Termination Date, there is a purported Equity Transfer or Non-Transfer Event that, if effective, would:  (A) prevent amounts that would otherwise so qualify from qualifying as “rents from real property” as described in Section 9.2.2, (B) result in the Corporation being “closely held” as described in Section 9.2.3, (C) result in the Equity Interests being beneficially owned by fewer than 100 Persons as described in Section 9.2.4 on or after the One Hundred Holders Date, (D) otherwise cause the Corporation to fail to qualify as a REIT after the effective date of this Charter, as described in Section 9.2.5, or (E) violate any Securities Law, as described in Section 9.2.6, then (X) the purported transferee or resulting holder shall be deemed to be a Prohibited Owner and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the Equity Interests with respect to which such Non-Transfer Event occurred shall cease to own any right or interest) in such amount of Equity Interests, the ownership of which by such purported transferee or record holder would result in or cause any of the events described in subsections (A) through (E) above, (Y) such amount of Equity Interests shall be automatically converted into an equal amount of Excess Stock and transferred to a Trust in accordance with Section 9.4.5 and (Z) the Prohibited Owner shall submit such amount of Equity Interests (including the certificates representing such amount of Equity Interests, if any) to the Corporation, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Equity Transfer or Non-Transfer Event, as the case may be, even though the certificates, if any, representing the Equity Interests so converted may be submitted to the Corporation at a later date.

Section 9.4.1.3  Upon the occurrence of a conversion of Equity Interests into an equal amount of Excess Stock, such Equity Interests shall be automatically retired and canceled, without any action required by the Board of Directors or any Person, and shall thereupon be restored to the status of authorized but unissued Equity Interests of the same class and series as the Equity Interests from which such Excess Stock were converted and may be reissued by the Corporation as such Equity Interests.

Section 9.4.2    Remedies for Breach. If the Corporation, or its designees, shall at any time determine in good faith that an Equity Transfer has taken place in violation of Section 9.2 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Interests in violation of Section 9.2, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Equity Transfer or acquisition, including, but not limited to, refusing to give effect to such Equity Transfer on the books and records of the Corporation or instituting proceedings to enjoin such Equity Transfer or acquisition, but the failure to take any such action shall not affect the automatic conversion of Equity Interests into Excess Stock and their transfer to a Trust in accordance with Section 9.4.1 and Section 9.4.4.

Section 9.4.3  Notice of Restricted Equity Transfer. Any Person who acquires or attempts to acquire Equity Interests in violation of Section 9.2, or any Person who owned Equity Interests that were converted into Excess Stock and transferred to a Trust pursuant to Sections 9.4.1 and 9.4.4, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Equity Transfer or Non-Transfer Event, as the case may be, on the Corporation’s status as a REIT.

Section 9.4.4  Ownership in Corporation. Upon any purported Equity Transfer or Non-Transfer Event that results in Excess Stock pursuant to Section 9.4.1, such Excess Stock shall be automatically and by operation of law transferred to one or more Trustees of one or more Trusts created by the Corporation to be held for the exclusive benefit of one or more Beneficiaries designated by the Corporation. Any conversion of Equity Interests into Excess Stock and transfer to a Trust shall be effective as of the close of business on the Business Day prior to the date of the purported Equity Transfer or Non-Transfer Event that results in the conversion. Excess Stock so held in trust shall remain issued and outstanding Stock of the Corporation.

Section 9.4.5  Distribution Rights. The Excess Stock shall be entitled to the same distributions (as to both timing and amount) as may be made by the Board of Directors in respect to Equity Interests of the same class and series as the Equity Interests that were converted into such Excess Stock. The Trustees, as record holder of the Excess Stock, shall be entitled to receive all distributions and shall hold all such distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such Excess Stock shall repay to the Trust the amount of any distributions received by such Prohibited Owner (i) that are attributable to any Equity Interests that have been converted into Excess Stock and (ii) that were distributed by the Corporation to holders of record on a record date that was on or after the date that such Equity Interests were converted into Excess Stock. The Corporation shall have the right to take all measures that it determines reasonably necessary to recover the amount of any such distribution paid to a Prohibited Owner.

Section 9.4.6  Rights upon Liquidation. In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, the Corporation, each holder of Excess Stock shall be entitled to receive, ratably with each holder of Equity Interests of the same class and series as the Equity Interests that were converted into such Excess Stock and other holders of such Excess Stock, that portion of the assets of the Corporation that is available for distribution to the holders of such Equity Interests. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported Equity Transfer in which the Prohibited Owner gave value for Equity Interests and which Equity Transfer resulted in the conversion of such Equity Interests into Excess Stock, the product of (i) the price per share, if any, such Prohibited Owner paid for the Equity Interests and (ii) the number of shares of stock in respect of such Equity Interests that were so converted into Excess Stock and held by the Trust, and, in the case of a Non-Transfer Event or purported Equity Transfer in which the Prohibited Owner did not give value for such Equity Interests (e.g., if the Equity Interests were received through a gift or devise) and which Non-Transfer Event or purported Equity Transfer, as the case may be, resulted in the conversion of the Equity Interests into Excess Stock, the product of (x) the Market Price for the Equity Interests that were converted into such Excess Stock on the date of such Non-Transfer Event or purported Equity Transfer and (y) the number of shares of stock in respect of such Equity Interests that were so converted into Excess Stock. Any remaining amount in such Trust shall be distributed to the Beneficiary.

Section 9.4.7  Voting Rights. The Excess Stock shall entitle the holder to no voting rights. Any vote by a Prohibited Owner as a purported holder of Equity Interests prior to the discovery by the Corporation and/or the Trustee that such Equity Interests have been converted into Excess Stock shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Excess Stock; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind such vote.

Section 9.4.8    Designation of Permitted Transferee.

Section 9.4.8.1  As soon as practicable after the Trustee acquires Excess Stock, but in an orderly fashion so as not to materially adversely affect the price of Equity Interests, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Stock held by the Trustee; provided, however, that (A) any Permitted Transferee so designated purchases for valuable consideration the Excess Stock and (B) any Permitted Transferee so designated may acquire such Excess Stock without violating any of the restrictions set forth in Section 9.2 and without such acquisition resulting in the conversion of the Equity Interests so acquired into Excess Stock and the transfer of such Excess Stock to a Trust pursuant to Sections 9.4.1 and 9.4.4. The Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess Stock. Prior to any transfer by the Trustee of Excess Stock to a Permitted Transferee, the Trustee shall give not less than five Business Days’ prior written notice to the Corporation of such intended transfer to enable the Corporation to determine whether to exercise or waive its purchase rights under Section 9.4.10. No such transfer by the Trustee of Excess Stock to a Permitted Transferee shall be consummated unless the Trustee has given a written notice of such transfer to the Corporation as set forth herein.

Section 9.4.8.2  Upon the designation by the Trustee of a Permitted Transferee and compliance with the provisions of this Section 9.4.8, the Trustee shall cause to be transferred to the Permitted Transferee Excess Stock acquired by the Trustee pursuant to Section 9.4.4. Upon such transfer of Excess Stock to the Permitted Transferee, such Excess Stock shall be automatically converted into an equal amount of Equity Interests of the same class and series as the Equity Interests that were originally converted into such Excess Stock. Upon the occurrence of such a conversion of Excess Stock into an equal amount of Equity Interests, such Excess Stock, without any action required by the Board of Directors, shall thereupon be restored to the status of authorized but unissued Excess Stock and may be reissued by the Corporation as Excess Stock. The Trustee shall (A) cause to be recorded on the books and records of the Corporation that the Permitted Transferee is the holder of record of such amount of Equity Interests, and (B) distribute to the Beneficiary any and all amounts held in respect of such Excess Stock after making payment to the Prohibited Owner pursuant to Section 9.4.9.

Section 9.4.8.3  If the Equity Transfer of Excess Stock to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 9.2, such Equity Transfer shall be void ab initio as to that amount of Excess Stock that causes the violation of any such restriction when such Excess Stock are converted into Equity Interests (as described in Section 9.4.8.2 above) and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Excess Stock or Equity Interests. Such Equity Interests shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally transferred. Such conversion and transfer to the Trust shall be effective as of the close of business on the Business Day prior to the date of the Equity Transfer to the purported Permitted Transferee and the provisions of this Article IX shall apply to such Equity Interests, including, without limitation, the provisions of Sections 9.4.8 through 9.4.10 in respect of any future Equity Transfer of such Excess Stock by the Trust.

Section 9.4.9  Compensation to Record Holder of Equity Interests That Are Converted into Excess Stock. Any Prohibited Owner shall be entitled (following acquisition of the Excess Stock and subsequent designation of and sale of Excess Stock to a Permitted Transferee in accordance with Section 9.4.8 or following the acceptance of the offer to purchase such Excess Stock in accordance with Section 9.4.10) to receive from the Trustee following the sale or other disposition of such Excess Stock the lesser of (i) (A) in the case of a purported Equity Transfer in which the Prohibited Owner gave value for Equity Interests and which Equity Transfer resulted in the conversion of such Equity Interests into Excess Stock, the product of (1) the price per share of stock, if any, such Prohibited Owner paid for the shares of stock in respect of such Equity Interests and (2) the number of shares of stock in respect of such Equity Interests that were so converted into Excess Stock and (B) in the case of a Non-Transfer Event or purported Equity Transfer in which the Prohibited Owner did not give value for such Equity Interests (e.g., if the Equity Interests were received through a gift or devise) and which Non-Transfer Event or purported Equity Transfer, as the case may be, resulted in the conversion of such Equity Interests into Excess Stock, the product of (1) the Market Price for the Equity Interests that were converted into such Excess Stock on the date of such Non-Transfer Event or purported Equity Transfer and (2) the number of shares of stock in respect of such Equity Interests that were so converted into Excess Stock, (ii) the proceeds received by the Trustee from the sale or other disposition of such Excess Stock in accordance with Section 9.4.8 or Section 9.4.10 or (iii) the amount of the purchase price paid to the Corporation in exchange for the Equity Interests that were converted into such Excess Stock. Any amounts received by the Trustee in respect of such Excess Stock that are in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 9.4.9 shall be distributed to the Beneficiary. Each Beneficiary and Prohibited Owner shall be deemed to have waived and, if requested, shall execute a written confirmation of the waiver of, any and all claims that it may have against the Trustee and the Trust arising out of the disposition of Excess Stock, except for claims arising out of the gross negligence or willful misconduct of such Trustee or any failure to make payments in accordance with this Section 9.4 by such Trustee.

Section 9.4.10  Purchase Right in Excess Stock. Excess Stock shall be deemed to have been offered for sale to the Corporation or its designee, at a price per share of stock equal to the lesser of (i) the price per share of stock of Equity Interests in the transaction that created such Excess Stock (or, in the case of a Non-Transfer Event or Equity Transfer in which the Prohibited Owner did not give value for the Equity Interests (e.g., if the Equity Interests were received through a gift or devise), the Market Price for the Equity Interests that were converted into such Excess Stock on the date of such Non-Transfer Event or Equity Transfer) and (ii) the Market Price for the Equity Interests that were converted into such Excess Stock on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days following the later of (x) the date of the Non-Transfer Event or purported Equity Transfer that results in such Excess Stock or (y) the first to occur of (A) the date the Board of Directors first determined that an Equity Transfer or Non-Transfer Event resulting in Excess Stock has occurred and (B) the date that the Corporation received a notice of such Equity Transfer or Non-Transfer Event pursuant to Section 9.4.3.

Section 9.4.11  Authority. Nothing in this Article IX shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the stockholders in preserving the Corporation’s status as a REIT under the Code.

Section 9.5       Exceptions to Restrictions on Ownership and Equity Transfers.

Section 9.5.1  The Board of Directors, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence or undertakings acceptable to it may, in its sole discretion, waive the application of the Ownership Limit or Excepted Holder Limit to a Person otherwise subject to any such limit, which waiver may be effective retroactively, provided that (i) the Board of Directors obtains such representations and undertakings from such Person, if any, as the Board requests, including if applicable to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of Equity Interests will not now or in the future (A) result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (B) result in Equity Interests of the Corporation being beneficially owned by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (C) cause the Corporation to otherwise fail to qualify as a REIT, (D) result in the Corporation failing to satisfy the gross income limitations provided for in Section 856(c)(2) and (3) of the Code or (E) violate any Securities Law, and (ii) such Person agrees in writing that any violation or attempted violation of (X) such other limitation as the Board of Directors may in its sole direction establish at the time of such waiver with respect to such Person or (Y) such other restrictions and conditions as the Board of Directors may in its sole discretion impose at the time of such waiver with respect to such Person, will result, as of the time of such violation even if discovered after such violation, in the conversion of such Equity Interests in excess of the original Ownership Limit or Excepted Holder Limit applicable to such Person (or as otherwise specified in such waiver) into Excess Stock pursuant to Section 9.4.1.

Section 9.5.2  The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit. Notwithstanding the foregoing, nothing in this Section 9.5.2 is intended to limit or modify the restrictions on ownership contained in Section 9.2.1 and the authority of the Board of Directors under this Section 9.5.

Section 9.6       Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article IX, the Board of Directors shall have the power to determine the application of the provisions of this Article IX with respect to any situation based on the facts known to it.

Section 9.7       Remedies Not Limited. Nothing contained in this Article IX or any other provision of this Charter shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit or the Excepted Holder Limit.

ARTICLE X

AMENDMENT

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any outstanding Stock. All rights and powers conferred by the Charter on Stockholders, Directors, and officers are granted subject to this reservation.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Governing Law. The Charter and all rights of all parties and the validity, construction, and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

Section 11.2     Duration. The Corporation is to have a perpetual existence unless terminated pursuant to any applicable provision of the MGCL.

[signature page follows]

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 6th day of May, 2026.

/s/ Emily Higgs
Emily Higgs